Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-233709 on Form N-2, of our report dated December 20, 2024 relating to the financial statements and financial highlights of KKR Asset-Based Finance Fund (formerly known as KKR Credit Opportunities Portfolio) (the “Fund”), appearing in Form N-CSR of the Fund for the year ended October 31, 2024, and to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 16, 2025